EXHIBIT 21.1

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

SIGNIFICANT SUBSIDIARY LIST

DECEMBER 31, 2007

Name	State/Country of Incorporation
Freescale Semiconductor Holdings II, Ltd.	Bermuda
Freescale Semiconductor Holdings III, Ltd.	Bermuda
Freescale Semiconductor Holdings IV, Ltd.	Bermuda
Freescale Semiconductor Holdings V, Ltd.	Delaware / USA
Freescale Semiconductor, Inc.	Delaware / USA
Freescale Halbleiter Deutschland GmbH	Germany
Freescale Semiconductor Hong Kong Limited	Hong Kong
Freescale Semiconductor Singapore Pte. Ltd.	Singapore